Exhibit 99.1

Storage Technology Corporation              303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130





NEWS RELEASE                                                   [STORAGETEK LOGO]



Contact:   Robin Raulf-Sager                    Joe Fuentes
           Public Relations Manager             Manager, Global Public Relations
           303.661.5920                         303.661.2523
           robin_raulf-sager@storagetek.com     joe_fuentes@storagetek.com


                          Storagetek plans to outsource
               development activities and manufacturing of SN6000

           Company to Reduce Staff in Minneapolis and Toulouse, France

LOUISVILLE, Colo., Oct. 2, 2002 - StorageTek(R)(Storage Technology Corp., NYSE:STK) today announced a decision to outsource development activities and the manufacturing for the StorageNet(R)6000 (SN6000) at its facilities in Minneapolis and Toulouse, France.

"The process has taken months of evaluation and assessment," said Pierre Cousin, vice president and general manager, Storage Networking. "These changes will help us maintain and improve our competitive edge in the marketplace and allow us to continue to deliver excellent customer service."

StorageTek has reached an agreement with Wipro Technologies, a world-class product design outsourcing company, to continue development activities for the SN6000. Production of the SN6000 will be transferred to Celestica, a world leader in electronics manufacturing services and supply chain management.

"Our commitment to SN6000 and our customer base is unchanged and our roadmap is intact," Cousin said. "In fact, we believe that our strategic decision will bring added value to our SN6000 customers. We will continue to offer the best storage networking solutions in the industry and customers will still experience the excellent levels of service they have come to expect from StorageTek."

The company also intends to sell its manufacturing and development facilities in Minneapolis. The initiative will help StorageTek meet stringent customer service objectives and improved time-to-market, scalability and manufacturing efficiency.

The program will impact approximately 200 employees at the Minneapolis and Toulouse facilities between today and March 2004.

                                     -more-
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STORAGETEK DETAILS OUTSOURCING                                            2-2-2/

"We are making every effort to assist employees affected by these changes, and have put together a fair and equitable separation package," said Robert Munsey, StorageTek director, Human Resources, in Minneapolis.

The packages include severance pay and employee assistance programs. In some case, a retention bonus will be offered to employees to ensure a smooth transition. Employees losing jobs will be encouraged to bid on any open positions within the company.

About Wipro Technologies

Wipro Technologies, the IT services division of Wipro Ltd (NYSE:WIT), is a leading provider of product design and IT / IS outsourcing services. It is the first PCMM Level 5, CMMi 1.1 Level 5 and SEI CMM Level 5 assessed IT Services Company globally. Wipro provides comprehensive product design and IT solutions and services, including hardware design, software development, systems integration, Information Systems outsourcing, package implementation, software application development and maintenance, and research and development services to corporations globally. For more information, please visit www.wipro.com.

About Celestica

Celestica is a world leader in the delivery of innovative electronics manufacturing services (EMS). With 2001 revenues in excess of US $10 billion, Celestica is a global operator of a highly sophisticated manufacturing network, providing a broad range of services to leading OEMs (original equipment manufacturers) in the information technology and communications industries. Unrivalled in quality, technology and supply chain management, Celestica provides competitive advantage to its customers by improving time-to-market, scalability and manufacturing efficiency. Celestica has more than 40,000 employees in over 40 locations in the Americas, Europe and Asia.

For further information on Celestica, visit its Web site at www.celestica.com. The company's security filings can also be accessed at www.sedar.com and www.sec.gov.

About StorageTek

StorageTek (NYSE:STK), a $2 billion worldwide company with headquarters in Louisville, Colo., delivers a broad range of storage solutions for digitized data. StorageTek solutions are easy to manage and allow universal access to data across servers, media types and storage networks. StorageTek is the innovator and global leader in virtual storage solutions for tape automation, disk storage systems and storage networking. Because of StorageTek, customers can manage and leverage their digital assets as their businesses grow and can maximize IT productivity to ensure enterprise-class business continuity. For more information, see www.storagetek.com, or call 1.800.786.7835.

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TRADEMARKS: StorageTek and StorageNet(R) 6000 are registered trademarks of
Storage Technology Corp. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

This press release contains certain statements, projections and forecasts regarding StorageTek's future business plans, financial results, products and performance that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as "may," "will," "should," "expects," "plans," "anticipates," and "believes." There are a number of risks and uncertainties that could cause the company's actual results to differ materially.

Some of these risks and uncertainties include the Company's ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on gross margins; the Company's ability to continue to increase productivity; the ability to develop and protect intellectual property and other legal rights; customer acceptance of new technologies and standards; competitive pricing pressures; availability of supplies; significant changes in the Company's management team during the last year; and general economic conditions and other risks described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC's website.